Exhibit 99

2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8000

FOR IMMEDIATE RELEASE

Contacts:	Dan Loh (Investors) – (914) 701-8200
Debbie Coffey (Media) – (914) 701-8951

Atlas Air Worldwide

Reports Record Fourth-Quarter and Full-Year Results,

Outlook for Continued Growth in 2019

•	4Q Reported Net Income Up 1% to $211.0 Million, 2018 Up 21% to $270.6 Million
•	Reported Results Reflect Impact of Warrant Accounting
•	4Q Adjusted Net Income Rose 31% to $87.0 Million, 2018 Grew 53% to $204.3 Million
•	Record Volumes and Earnings Expected in 2019

PURCHASE, N.Y., February 19, 2019 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW) today announced record fourth-quarter and full-year volumes, revenue and earnings in 2018, and an outlook for continued growth in 2019.

“2018 was another great year for Atlas, with substantial growth in the scale, diversity and profitability of our business,” said President and Chief Executive Officer William J. Flynn.

“Going forward, we are excited about Atlas’ future and the future of airfreight. We expect record Atlas volumes and earnings in 2019 driven by our multiyear initiatives, which enable us to serve a greater range of customers and provide a solid platform for future growth initiatives.

“Our focus is on express and e-commerce, and fast-growing markets in Asia and elsewhere, such as South America, where we had the strongest year in the company’s history. As airfreight tonnage continues to grow, further globalization will require time-definite air networks to facilitate the flow of goods.”

He added: “We are well-positioned to capitalize on the scale and scope of our domestic and worldwide operations, to drive record volume, revenue, adjusted EBITDA and adjusted net income this year, and to further reduce our net leverage ratio.*

“We expect to benefit from a full-year of flying by the aircraft we added in 2018 for customers such as Asiana, DHL Express, Inditex and SF Express. We will see our first year of flying twenty 767-300s for Amazon. We look forward to operating three incremental 747-400 freighters for Nippon Cargo Airlines, which will increase our near-term fleet to 115 aircraft. And we anticipate that the flying we do for the military will be higher than the flying we did in 2018.

“As a result of the momentum that we see, we anticipate that our adjusted net income in 2019 will grow by a mid- to upper-single-digit percentage this year.”*

Mr. Flynn continued: “These opportunities build on the growth in our business mix, customer base, fleet and operational capabilities.

“In addition to delivering record results in 2018, we added 16 aircraft to our operating fleet in response to customer demand, with more than 100 planes for the first time. We ended the year with 112 aircraft across five fleet types that are well-suited to our growing domestic and regional cargo and passenger operations, as well as our long-haul, international operations.

“We also ramped up for Amazon as scheduled, which included successfully managing multiple station openings throughout the U.S. We implemented continuous improvement initiatives and tax planning that enhanced our bottom line. We also enhanced our balance sheet by lowering our net leverage ratio.

“Thanks to our strong and experienced team, we executed our peak-season operations extremely well. Overlapping the end of peak, we also operated 32 flights during the college football bowl season for 15 universities.”

Fourth-Quarter Results

Volumes in the fourth quarter of 2018 increased 17% to 83,437 block hours, with revenue growing 22% to a record $765.0 million.

Reported income from continuing operations, net of taxes, during the period increased 1% to $211.0 million, or $2.73 per diluted share, compared with $209.5 million, or $6.71 per diluted share, in the fourth quarter of 2017. Reported results in the latest quarter included an unrealized gain on outstanding warrants of $134.8 million compared with a $130.0 million benefit related to the revaluation of deferred tax liabilities as a result of the U.S. Tax Cuts and Jobs Act and an unrealized gain on outstanding warrants of $23.7 million in the year-ago period.

On an adjusted basis, income from continuing operations, net of taxes, in the fourth quarter of 2018 increased 31% to a record $87.0 million, or $3.12 per diluted share, from adjusted income of $66.6 million, or $2.43 per diluted share, in the year-ago quarter. Adjusted EBITDA increased 21% over the year-ago period to $196.5 million.

ACMI segment contribution in the fourth quarter of 2018 increased slightly compared with the prior-year period, primarily due to increases in 747-400F revenue per block hour and volumes. These were partially offset by higher heavy maintenance costs, including an increase in the proportion of heavy maintenance costs attributed to the segment due to our volume-based allocation methodology and the higher levels of ACMI flying during the December ACMI peak flying period; amortization of deferred maintenance costs; and higher crew costs, including enhanced wages and work rules resulting from an interim labor agreement with our Southern Air pilots. Block hours grew 19% during the period, reflecting the start-up of 747-400 flying for several new customers and increased 767 flying for Amazon. Overall revenue per block hour during the quarter was relatively in line with the fourth quarter of 2017, primarily due to a mix effect reflecting the increase in smaller-gauge 767 CMI flying.

Higher Charter segment contribution during the period was primarily driven by increases in military and commercial cargo yields excluding fuel and higher military cargo demand, partially offset by higher heavy maintenance costs.

Both ACMI and Charter segment contribution during the quarter reflected the redeployment of two 747-400 VIP-configured passenger aircraft from ACMI to Charter following our acquisition of these aircraft from a former CMI customer. We have used the aircraft to grow our VIP charter business and earnings.

In Dry Leasing, higher segment contribution primarily reflected the placement of eight additional 767-300 converted aircraft throughout 2018, as well as the placement of one 777-200 freighter in February 2018 and a second one in July 2018.

Higher unallocated income and expenses, net during the quarter primarily reflected fleet growth initiatives; increases in unallocated interest expense and amortization of a customer incentive asset; and a ratification bonus related to an interim agreement with our Southern Air pilots.

Reported earnings in the fourth quarter of 2018 also included an effective income tax rate of 9.4%, due mainly to nondeductible or nontaxable changes in the value of outstanding warrants. On an adjusted basis, our results reflected an effective income tax rate of 20.5%.

Full-Year Results

Volumes in 2018 increased 17% to 296,264 block hours, with revenue growing 24% to a record $2.7 billion.

Reported income from continuing operations, net of taxes, for the twelve months ended December 31, 2018, increased 21% to $270.6 million, or $5.22 per diluted share, which included an unrealized gain on financial instruments of $123.1 million related to outstanding warrants. For the twelve months ended December 31, 2017, our reported income from continuing operations totaled $224.3 million, or $8.68 per diluted share, which included $130.0 million of benefit related to the revaluation of deferred tax liabilities as a result of the U.S. Tax Cuts and Jobs Act, partially offset by an unrealized loss on financial instruments of $12.5 million related to outstanding warrants.

On an adjusted basis, income from continuing operations, net of taxes, in 2018 increased 53% to a record $204.3 million, or $7.27 per diluted share, compared with $133.7 million, or $4.93 per diluted share, in 2017. Adjusted EBITDA in 2018 rose 26% to $540.6 million.

Reported earnings in 2018 also included an effective income tax rate of 12.5%, primarily due to nondeductible and nontaxable changes in the value of outstanding warrants as well as a deferred income tax benefit related to the renewal of our Titan dry-leasing subsidiary’s participation in an aircraft leasing incentive program in Singapore. On an adjusted basis, our results reflected an effective income tax rate of 15.2%.

Cash and Short-Term Investments

At December 31, 2018, our cash, cash equivalents, short-term investments and restricted cash totaled $248.4 million, compared with $305.5 million at December 31, 2017.

The change in position resulted from cash used for investing activities, partially offset by cash provided by operating and financing activities.

Net cash used for investing activities during 2018 primarily related to capital expenditures and payments for flight equipment and modifications, including the acquisition of 777-200 aircraft, 767-300 passenger aircraft and related freighter-conversion costs, spare engines and GEnx engine performance upgrade kits.

Net cash provided by financing activities during 2018 primarily reflected proceeds from our financings of 777-200 and 767-300 aircraft, partially offset by payments on debt obligations.

2019 Outlook*

We expect continued solid business and earnings growth in 2019.

In addition to the essential building blocks we have set in place, we will have a full year of flying by the aircraft we added to our fleet in 2018. We also see opportunities to grow with existing customers, such as the incremental flying we will begin to do for Nippon Cargo Airlines, and to add new ones.

Global economic activity and airfreight demand are expected to expand at a moderate pace, while airfreight tonnage continues to grow from record levels.

As a result, we expect to generate higher volumes, revenue, adjusted EBITDA and adjusted net income in 2019. We see volumes rising to around 340,000 block hours (with over 75% in ACMI and the balance in Charter), revenue of approximately $3.0 billion, and adjusted EBITDA of about $600 million.

We also anticipate that our adjusted net income will grow by a mid- to upper-single-digit percentage compared with 2018. We expect our full-year 2019 adjusted income tax rate to be approximately 20%.

Similar to historical patterns, we anticipate over three-quarters of our adjusted net income in 2019 occurring in the second half.

In addition, we expect to fly approximately 75,000 block hours (over 75% in ACMI) in the first quarter of 2019, with revenue of approximately $680 million, adjusted EBITDA of about $110 million, and adjusted net income similar to our adjusted net income of $23.8 million in the first quarter of 2018. Our first-quarter 2019 outlook includes revenue in our Dry Leasing segment from maintenance payments related to the scheduled return of a 777-200 cargo aircraft, which we expect to receive late in the quarter, partially offset by higher heavy maintenance expense compared with the year-ago first quarter.

Aircraft maintenance expense in 2019 is expected to total approximately $420 million. The increase from 2018 mainly reflects an increase in daily line maintenance driven by the growth of our fleet and the anticipated growth in our block hours this year. Similar to 2018, we expect line maintenance to comprise about two-thirds of our total maintenance expense for the year.

Depreciation and amortization is expected to total approximately $260 million. In addition, core capital expenditures, which exclude aircraft and engine purchases, are expected to total approximately $135 to $145 million, mainly for parts and components for our fleet.

We provide guidance on an adjusted basis because we are unable to predict, with reasonable certainty, the effects of outstanding warrants and other items that could be material to our reported results.*

Conference Call

Management will host a conference call to discuss Atlas Air Worldwide’s fourth-quarter and full-year 2018 financial and operating results at 11:00 a.m. Eastern Time on Tuesday, February 19, 2019.

Interested parties may listen to the call live over the Internet at www.atlasairworldwide.com (click on “Investors,” click on “Presentations” and on the link to the fourth-quarter call) or at the following Web address:

https://edge.media-server.com/m6/p/ytrz2pp3

For those unable to listen to the live call, a replay will be archived on the above websites following the call. A replay will also be available through February 27 by dialing (855) 859-2056 (U.S. Toll Free) or (404) 537-3406 (from outside the U.S.) and using Access Code 5889507#.

About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. GAAP, we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include Adjusted EBITDA; Adjusted income from continuing operations, net of taxes; Adjusted Diluted EPS from continuing operations, net of taxes; Adjusted effective tax rate; and Free Cash Flow, which exclude certain noncash income and expenses, and items impacting year-over-year comparisons of our results. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for Income (loss) from continuing operations, net of taxes; Diluted EPS from continuing operations, net of taxes; Effective tax rate; and Net Cash Provided by Operating Activities, which are the most directly comparable measures of performance prepared in accordance with U.S. GAAP.

Our management uses these non-GAAP financial measures in assessing the performance of the company’s ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. For example:

•	Adjusted EBITDA; Adjusted income from continuing operations, net of taxes; and Adjusted Diluted EPS from continuing operations, net of taxes, provide a more comparable basis to analyze operating results and earnings and are measures commonly used by shareholders to measure our performance. In addition, management’s incentive compensation is determined, in part, by using Adjusted EBITDA and Adjusted income from continuing operations, net of taxes.

•	Adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.

•	Free Cash Flow helps investors assess our ability, over the long term, to create value for our shareholders as it represents cash available to execute our capital allocation strategy.

*We provide guidance on an adjusted basis and are unable to provide forwarding-looking guidance on a U.S. GAAP basis or a reconciliation to the most directly comparable U.S. GAAP measures because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items. The principal item is the impact on our results of our outstanding warrants, which are highly dependent on the change in our stock price during the period reported. These items are uncertain, depend on various factors, and could have a material impact on our U.S. GAAP results.

About Atlas Air Worldwide:

Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. It is the parent company of Atlas Air, Inc., Southern Air Holdings, Inc. and Titan Aviation Holdings, Inc., and is the majority shareholder of Polar Air Cargo Worldwide, Inc. Our companies operate the world’s largest fleet of 747 freighter aircraft and provide customers the broadest array of Boeing 747, 777, 767, 757 and 737 aircraft for domestic, regional and international cargo and passenger operations.

Atlas Air Worldwide’s press releases, SEC filings and other information may be accessed through the company’s home page, www.atlasairworldwide.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Those statements are based on management’s beliefs, plans, expectations and assumptions, and on information currently available to management. Generally, the words “will,” “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “project,” “estimate,” and similar expressions used in this release that do not relate to historical facts are intended to identify forward-looking statements.

Such forward-looking statements speak only as of the date of this release. They are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: our ability to effectively operate the network service contemplated by our agreements with Amazon, including the risk that the anticipated benefits of our agreements with Amazon will not be realized; the possibility that Amazon may terminate its agreements with the companies; the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives, pilots and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; significant data breach or disruption of our information technology systems; labor costs and relations, work stoppages and service slowdowns; the outcome of pending negotiations with our pilots’ union; financing costs; the cost and availability of war risk insurance; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; additional regulatory guidance or changes in interpretations and assumptions with respect to the impact of the U.S. Tax Cuts and Jobs Act of 2017; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by Atlas Air Worldwide with the Securities and Exchange Commission. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2019 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law and expressly disclaims any obligation to revise or update publically any forward-looking statement to reflect future events or circumstances.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Operating Revenue	$764,958	$627,952	$2,677,724	$2,156,460

Operating Expenses
Salaries, wages and benefits	143,517	125,995	536,120	456,075
Aircraft fuel	121,956	93,080	467,569	333,046
Maintenance, materials and repairs	98,049	61,634	359,300	273,676
Depreciation and amortization	61,459	45,800	217,340	166,713
Travel	42,677	39,189	166,487	144,699
Aircraft rent	42,666	39,207	162,444	142,945
Navigation fees, landing fees and other rent	42,358	39,060	158,911	116,318
Passenger and ground handling services	31,993	30,600	118,973	107,787
Gain on disposal of aircraft	-	(95)	-	(31)
Special charge	-	106	9,374	106
Transaction-related expenses	836	1,106	2,111	4,509
Other	51,890	45,522	195,553	168,643
Total Operating Expenses	637,401	521,204	2,394,182	1,914,486

Operating Income	127,557	106,748	283,542	241,974

Non-operating (Income) Expenses
Interest income	(2,006)	(1,723)	(6,710)	(6,009)
Interest expense	31,739	26,940	119,378	99,687
Capitalized interest	(392)	(1,756)	(4,727)	(7,389)
Loss on early extinguishment of debt	-	-	-	167
Unrealized (gain) loss on financial instruments	(134,805)	(23,692)	(123,114)	12,533
Other (income) expense	118	(30)	(10,659)	(387)
Total Non-operating (Income) Expenses	(105,346)	(261)	(25,832)	98,602
Income from continuing operations before income taxes	232,903	107,009	309,374	143,372
Income tax expense (benefit)	21,899	(102,445)	38,727	(80,966)

Income from continuing operations, net of taxes	211,004	209,454	270,647	224,338
Loss from discontinued operations, net of taxes	(30)	(6)	(80)	(865)

Net Income	$210,974	$209,448	$270,567	$223,473
Earnings per share from continuing operations:
Basic	$8.25	$8.28	$10.60	$8.89
Diluted	$2.73	$6.71	$5.22	$8.68
Loss per share from discontinued operations:
Basic	$(0.00)	$(0.00)	$(0.00)	$(0.03)
Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.03)
Earnings per share:
Basic	$8.25	$8.28	$10.60	$8.85
Diluted	$2.73	$6.71	$5.22	$8.64
Weighted average shares:
Basic	25,588	25,282	25,542	25,241
Diluted	27,911	27,435	28,281	25,854

Atlas Air Worldwide Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

(Unaudited)

	December 31, 2018	December 31, 2017
Assets
Current Assets
Cash and cash equivalents	$221,501	$280,809
Short-term investments	15,624	13,604
Restricted cash	11,240	11,055
Accounts receivable, net of allowance of $1,563 and $1,494, respectively	269,320	194,478
Prepaid maintenance	1,040	13,346
Prepaid expenses and other current assets	111,106	74,294
Total current assets	629,831	587,586
Property and Equipment
Flight equipment	5,213,734	4,447,097
Ground equipment	75,939	70,951
Less: accumulated depreciation	(860,354)	(701,249)
Flight equipment modifications in progress	32,916	186,302
Property and equipment, net	4,462,235	4,003,101
Other Assets
Long-term investments and accrued interest	635	15,371
Deferred costs and other assets	344,402	242,919
Intangible assets, net and goodwill	97,689	106,485
Total Assets	$5,534,792	$4,955,462

Liabilities and Equity
Current Liabilities
Accounts payable	$87,229	$65,740
Accrued liabilities	465,669	454,843
Current portion of long-term debt and capital lease	264,835	218,013
Total current liabilities	817,733	738,596
Other Liabilities
Long-term debt and capital lease	2,205,005	2,008,986
Deferred taxes	256,970	214,694
Financial instruments and other liabilities	187,120	203,330
Total other liabilities	2,649,095	2,427,010
Commitments and contingencies
Equity
Stockholders’ Equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	-	-
Common stock, $0.01 par value; 100,000,000 shares authorized; 30,582,571 and 30,104,648 shares issued, 25,590,293 and 25,292,454 shares outstanding (net of treasury stock), as of December 31, 2018 and December 31, 2017, respectively	306	301
Additional paid-in-capital	736,035	715,735
Treasury stock, at cost; 4,992,278 and 4,812,194 shares, respectively	(204,501)	(193,732)
Accumulated other comprehensive loss	(3,832)	(3,993)
Retained earnings	1,539,956	1,271,545
Total stockholders’ equity	2,067,964	1,789,856
Total Liabilities and Equity	$5,534,792	$4,955,462

[1]	Balance sheet debt at December 31, 2018 totaled $2,469.8 million, including the impact of $85.5 million of unamortized discount and debt issuance costs of $46.0 million.
[2]	The face value of our debt at December 31, 2018 totaled $2,601.3 million, compared with $2,378.8 million on December 31, 2017.

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Twelve Months Ended
	December 31, 2018	December 31, 2017
Operating Activities:
Income from continuing operations, net of taxes	$270,647	$224,338
Less: Loss from discontinued operations, net of taxes	(80)	(865)
Net Income	270,567	223,473

Adjustments to reconcile Net Income to net cash provided by operating activities:
Depreciation and amortization	265,553	197,463
Accretion of debt securities discount	(888)	(1,172)
Provision for allowance for doubtful accounts	12	198
Special charge, net of cash payments	9,374	106
Loss on early extinguishment of debt	-	167
Unrealized (gain) loss on financial instruments	(123,114)	12,533
Gain on disposal of aircraft	-	(31)
Deferred taxes	42,580	(81,330)
Stock-based compensation	20,305	22,319
Changes in:
Accounts receivable	(74,038)	(33,201)
Prepaid expenses, current assets and other assets	(57,081)	(67,341)
Accounts payable and accrued liabilities	72,310	58,535
Net cash provided by operating activities	425,580	331,719
Investing Activities:
Capital expenditures	(114,415)	(87,555)
Payments for flight equipment and modifications	(599,401)	(458,464)
Investment in joint venture	(1,050)	-
Proceeds from investments	13,604	4,462
Net cash used for investing activities	(701,262)	(541,557)
Financing Activities:
Proceeds from debt issuance	471,625	620,568
Payment of debt issuance costs	(9,622)	(14,664)
Payments of debt	(250,015)	(207,093)
Proceeds from revolving credit facility	135,000	150,000
Payment of revolving credit facility	(135,000)	(150,000)
Customer maintenance reserves and deposits received	15,590	25,784
Customer maintenance reserves paid	(250)	(18,538)
Proceeds from sale of convertible note warrants	-	38,148
Payments for convertible note hedges	-	(70,140)
Purchase of treasury stock	(10,769)	(10,613)
Net cash provided by financing activities	216,559	363,452
Net increase (decrease) in cash, cash equivalents and restricted cash	(59,123)	153,614
Cash, cash equivalents and restricted cash at the beginning of period	291,864	138,250
Cash, cash equivalents and restricted cash at the end of period	$232,741	$291,864

Noncash Investing and Financing Activities:
Acquisition of flight equipment included in Accounts payable and accrued liabilities	$23,498	$68,732
Acquisition of flight equipment under capital lease	$-	$30,419

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2018	December 31, 2017[1]	December 31, 2018	December 31, 2017[1]
Operating Revenue:
ACMI	$359,927	$300,759	$1,192,704	$988,741
Charter	358,759	291,261	1,313,484	1,034,562
Dry Leasing	47,633	33,699	168,470	119,820
Customer incentive asset amortization	(6,166)	(2,387)	(16,176)	(5,261)
Other	4,805	4,620	19,242	18,598
Total Operating Revenue	$764,958	$627,952	$2,677,724	$2,156,460

Direct Contribution:
ACMI	$90,455	$89,641	$235,706	$229,498
Charter	81,923	62,233	211,661	150,144
Dry Leasing	12,708	10,310	48,904	39,939
Total Direct Contribution for Reportable Segments	185,086	162,184	496,271	419,581

Unallocated income and expenses, net	(86,152)	(77,750)	(298,526)	(258,925)
Loss on early extinguishment of debt	-	-	-	(167)
Unrealized gain (loss) on financial instruments	134,805	23,692	123,114	(12,533)
Special charge	-	(106)	(9,374)	(106)
Transaction-related expenses	(836)	(1,106)	(2,111)	(4,509)
Loss on disposal of aircraft	-	95	-	31
Income from continuing operations before income taxes	232,903	107,009	309,374	143,372

Add back (subtract):
Interest income	(2,006)	(1,723)	(6,710)	(6,009)
Interest expense	31,739	26,940	119,378	99,687
Capitalized interest	(392)	(1,756)	(4,727)	(7,389)
Loss on early extinguishment of debt	-	-	-	167
Unrealized gain (loss) on financial instruments	(134,805)	(23,692)	(123,114)	12,533
Other (income) expense	118	(30)	(10,659)	(387)
Operating Income	$127,557	$106,748	$283,542	$241,974

[1]	The direct contribution amounts for the ACMI and Charter segments and the unallocated income and expenses, net above have been revised to reflect immaterial adjustments. The Company does not believe the impact to the previously issued consolidated financial statements was material.

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. Atlas Air Worldwide currently has the following reportable segments: ACMI, Charter, and Dry Leasing. Each segment has different commercial and economic characteristics, which are separately reviewed by our chief operating decision maker.

Direct Contribution consists of income from continuing operations before taxes, excluding loss on early extinguishment of debt, unrealized gain (loss) on financial instruments, special charge, transaction-related expenses, loss on the disposal of aircraft, nonrecurring items, and unallocated income and expenses, net.

Direct operating and ownership costs include crew costs, maintenance, fuel, ground operations, sales costs, aircraft rent, interest expense on the portion of debt used for financing aircraft, interest income on debt securities, and aircraft depreciation.

Unallocated income and expenses, net include corporate overhead, nonaircraft depreciation, noncash expenses and income, interest expense on the portion of debt used for general corporate purposes, interest income on nondebt securities, capitalized interest, foreign exchange gains and losses, other revenue and other nonoperating costs.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31, 2018	December 31, 2017	Percent Change

Income from continuing operations, net of taxes	$211,004	$209,454	0.7%
Impact from:
U.S. Tax Cuts and Jobs Act bonus[1]	-	3,684
Gain on disposal of aircraft	-	(95)
Special charge	-	106
Costs associated with transactions[2]	836	1,106
Accrual for legal matters and professional fees	27	2,529
Noncash expenses and income, net[3]	10,529	6,397
Unrealized gain on financial instruments	(134,805)	(23,692)
Income tax effect of reconciling items[4]	(595)	(2,901)
Income tax effect of U.S. Tax Cuts and Jobs Act[5]	-	(129,977)
Adjusted income from continuing operations, net of taxes	$86,996	$66,611	30.6%

Weighted average diluted shares outstanding	27,911	27,435
Add: dilutive warrant[6]	-	-
Adjusted weighted average diluted shares outstanding	27,911	27,435

Adjusted Diluted EPS from continuing operations, net of taxes	$3.12	$2.43	28.4%

	For the Twelve Months Ended
	December 31, 2018	December 31, 2017	Percent Change

Income from continuing operations, net of taxes	$270,647	$224,338	20.6%
Impact from:
U.S. Tax Cuts and Jobs Act bonus[1]	-	3,684
Gain on disposal of aircraft	-	(31)
Special charge	9,374	106
Costs associated with transactions[2]	11,325	4,772
Accrual for legal matters and professional fees	963	4,129
Noncash expenses and income, net[3]	33,028	17,934
Charges associated with refinancing debt	-	167
Unrealized (gain) loss on financial instruments	(123,114)	12,533
Income tax effect of reconciling items[4]	2,103	(3,962)
Income tax effect of U.S. Tax Cuts and Jobs Act[5]	-	(129,977)
Adjusted income from continuing operations, net of taxes	$204,326	$133,693	52.8%

Weighted average diluted shares outstanding	28,281	25,854
Add: dilutive warrant[6]	-	1,293
effect of convertible notes hedges[7]	(180)	(27)
Adjusted weighted average diluted shares outstanding	28,101	27,120

Adjusted Diluted EPS from continuing operations, net of taxes	$7.27	$4.93	47.5%

[1]	U.S. Tax Cuts and Jobs Act bonus was granted to eligible personnel below the officer level following enactment.

[2]	Costs associated with transactions include a ratification bonus related to an interim agreement with Southern Air pilots and other costs associated with our acquisition of Southern Air.

[3]	Noncash expenses and income, net primarily related to amortization of debt discount on outstanding convertible notes and amortization of the customer incentive asset related to the outstanding warrants.

[4]	Income tax effect of reconciling items in 2018 and 2017 is primarily impacted by a nondeductible customer incentive.

[5]	Income tax effect of U.S. Tax Cuts and Jobs Act is due to the revaluation of our U.S. net deferred tax liability.

[6]	Dilutive warrants represent potentially dilutive common shares related to the outstanding warrants. These shares were excluded from Diluted EPS from continuing operations, net of taxes, prepared in accordance with GAAP when they would have been antidilutive.

[7]	Impact of the economic benefit from convertible note hedges in offsetting dilution from convertible notes.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31, 2018	December 31, 2017

Net Cash Provided by Operating Activities	$161,457	$136,613
Less:
Capital expenditures	29,596	21,160
Capitalized interest	$392	$1,756
Free Cash Flow[1]	$131,469	$113,697

	For the Twelve Months Ended
	December 31, 2018	December 31, 2017

Net Cash Provided by Operating Activities	$425,580	$331,719
Less:
Capital expenditures	114,415	87,555
Capitalized interest	$4,727	$7,389
Free Cash Flow[1]	$306,438	$236,775

[1]	Free Cash Flow = Cash Flows from Operations minus Base Capital Expenditures and Capitalized Interest.

Base Capital Expenditures excludes purchases of aircraft.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Income from continuing operations, net of taxes	$211,004	$209,454	$270,647	$224,338
Income tax expense (benefit)	21,899	(102,445)	38,727	(80,966)
Income from continuing operations before income taxes	232,903	107,009	309,374	143,372
U.S. Tax Cuts and Jobs Act bonus[1]	-	3,684	-	3,684
Gain on disposal of aircraft	-	(95)	-	(31)
Special charge[2]	-	106	9,374	106
Costs associated with transactions[3]	836	1,106	11,325	4,772
Accrual for legal matters and professional fees	27	2,529	963	4,129
Noncash expenses and income net[4]	10,529	6,397	33,028	17,934
Charges associated with refinancing debt	-	-	-	167
Unrealized loss (gain) on financial instruments	(134,805)	(23,692)	(123,114)	12,533

Adjusted pretax income	109,490	97,044	240,950	186,666

Interest expense, net[5]	25,451	19,924	92,981	75,631
Other non-operating expenses (income)	118	(30)	(10,659)	(387)

Adjusted operating income	135,059	116,938	323,272	261,910

Depreciation and amortization	61,459	45,800	217,340	166,713

Adjusted EBITDA[6]	$196,518	$162,738	$540,612	$428,623

Income tax expense (benefit)	$21,899	$(102,445)	$38,727	$(80,966)
Income tax effect of reconciling items[7]	(595)	(2,901)	2,103	(3,962)
Income tax effect of U.S. Tax Cuts and Jobs Act	-	(129,977)	-	(129,977)
Adjusted income tax expense	22,494	30,433	36,624	52,973
Adjusted pretax income	$109,490	$97,044	$240,950	$186,666
Adjusted effective tax rate	20.5%	31.4%	15.2%	28.4%

[1]	U.S. Tax Cuts and Jobs Act bonus was granted to eligible personnel below the officer level following enactment.

[2]	Special charge in 2018 primarily represented a loss on engines held for sale.

[3]	Costs associated with transactions include a ratification bonus related to an interim agreement with the Southern Air pilots and other costs associated with our acquisition of Southern Air.

[4]	Reflects impact of noncash expenses and income related to convertible notes, debt and investments, and amortization of customer incentive related to outstanding warrants.

[5]	Reflects impact of noncash expenses and income related to convertible notes, debt and investments.

[6]	Adjusted EBITDA: Earnings before interest, taxes, depreciation, amortization, noncash interest expenses and income, net, gain on disposal of aircraft, special charge, costs associated with transactions, accrual for legal matters and professional fees, charges associated with refinancing debt, and unrealized loss (gain) on financial instruments, as applicable.

[7]	See Non-GAAP reconciliation of Adjusted income from continuing operations, net of taxes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended		Increase/	For the Twelve Months Ended		Increase/
	December 31, 2018	December 31, 2017	(Decrease)	December 31, 2018	December 31, 2017	(Decrease)

Block Hours
ACMI	66,003	55,271	10,732	225,665	189,248	36,417
Charter
Cargo	12,831	11,718	1,113	50,798	42,625	8,173
Passenger	3,966	4,009	(43)	17,683	18,912	(1,229)
Other	637	565	72	2,118	2,017	101
Total Block Hours	83,437	71,563	11,874	296,264	252,802	43,462

Revenue Per Block Hour
ACMI	$5,453	$5,442	$11	$5,285	$5,225	$60
Charter	$21,359	$18,520	$2,839	$19,180	$16,812	$2,368
Cargo	$20,815	$19,013	$1,802	$19,136	$17,015	$2,121
Passenger	$23,118	$17,079	$6,039	$19,306	$16,354	$2,952

Average Utilization (block hours per day)
ACMI[1]	9.2	9.2	-	8.7	9.0	(0.3)
Charter
Cargo	10.4	12.2	(1.8)	10.2	10.2	-
Passenger	4.8	7.0	(2.2)	6.8	7.7	(0.9)
All Operating Aircraft[1,2]	9.0	9.5	(0.5)	8.8	9.2	(0.4)

Fuel
Charter
Average fuel cost per gallon	$2.42	$1.99	$0.43	$2.36	$1.89	$0.47
Fuel gallons consumed (000s)	50,485	46,666	3,819	198,150	176,093	22,057

[1]	ACMI and All Operating Aircraft averages in the fourth quarter and 12 months of 2018 reflect the impact of increases in the number of CMI aircraft and amount of CMI flying compared with the same periods of 2017.

[2]	Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended		Increase/	For the Twelve Months Ended		Increase/
	December 31, 2018	December 31, 2017	(Decrease)	December 31, 2018	December 31, 2017	(Decrease)

Segment Operating Fleet (average aircraft equivalents during the period)
ACMI[1]
747-8F Cargo	8.7	8.7	-	8.9	8.2	0.7
747-400 Cargo	20.0	17.4	2.6	17.2	14.8	2.4
747-400 Dreamlifter	2.9	2.9	-	3.0	3.0	-
777-200 Cargo	6.0	5.0	1.0	5.5	5.0	0.5
767-300 Cargo	25.6	15.2	10.4	21.4	10.4	11.0
767-200 Cargo	9.0	9.0	-	9.0	9.0	-
737-400 Cargo	5.0	5.0	-	5.0	5.0	-
747-400 Passenger	-	1.0	(1.0)	0.3	1.0	(0.7)
767-200 Passenger	1.0	1.0	-	1.0	1.0	-
Total	78.2	65.2	13.0	71.3	57.4	13.9
Charter
747-8F Cargo	1.3	1.3	-	1.1	1.8	(0.7)
747-400 Cargo	12.1	9.1	3.0	12.3	9.7	2.6
767-300 Cargo	-	-	-	0.2	-	0.2
747-400 Passenger	4.0	2.0	2.0	2.9	2.0	0.9
767-300 Passenger	4.9	4.2	0.7	4.2	4.7	(0.5)
Total	22.3	16.6	5.7	20.7	18.2	2.5
Dry Leasing
777-200 Cargo	8.0	6.0	2.0	7.3	6.0	1.3
767-300 Cargo	21.2	12.1	9.1	17.2	7.5	9.7
757-200 Cargo	1.0	1.0	-	1.0	1.0	-
737-300 Cargo	1.0	1.0	-	1.0	1.0	-
737-800 Passenger	1.0	1.0	-	1.0	1.0	-
Total	32.2	21.1	11.1	27.5	16.5	11.0
Less: Aircraft Dry Leased to CMI customers	(23.2)	(12.1)	(11.1)	(18.5)	(7.5)	(11.0)
Total Operating Average Aircraft Equivalents	109.5	90.8	18.7	101.0	84.6	16.4

Out of Service[2]	-	-	-	-	-	-

[1]	ACMI average fleet excludes spare aircraft provided by CMI customers.

[2]	Out-of-service aircraft temporarily parked during the period.